Exhibit 99.1

March 8, 2018
USD Partners LP Announces Fourth Quarter and Full Year 2017 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and twelve months ended December 31, 2017. Highlights with respect to the fourth quarter of 2017 include the following:

•	Successfully commenced operations at the Stroud destination terminal near Cushing, Oklahoma

•	Generated Net Cash Provided by Operating Activities of $9.5 million, Adjusted EBITDA of $12.5 million and Distributable Cash Flow of $9.8 million

•	Reported Net Income of $2.2 million

•	Increased quarterly cash distribution to $0.35 per unit ($1.40 per unit on an annualized basis), delivering distribution growth of 7.5% for the full year 2017

•	Ended quarter with $205.9 million of available liquidity and distribution coverage of 1.1x

“Recently, the price of Western Canadian Select has significantly declined relative to the price of alternative grades of crude oil as a result of increased oil sands production, apportionment on pipelines, and full utilization of storage at the Hardisty hub,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Given the value that our terminals can deliver to our customers in this environment, we are well-positioned to execute on multiple near-term opportunities for contract extensions, new customer agreements and potential expansions to our existing network. As these opportunities materialize, we expect to deliver mid-single digit distribution growth in 2018 relative to 2017.”

Market Update

Over the last several months, oil sands production facilities in Western Canada have returned to normal operating levels and meaningful new production capacity has been brought online. Additionally, one of the major export pipelines to the United States experienced a disruption. The resulting balance of growing crude oil supply versus available pipeline infrastructure caused the price of Western Canadian Select (“WCS”) crude oil in Hardisty, Alberta, to discount meaningfully relative to key benchmarks and alternative heavy feedstocks for refiners, such as Maya in the Gulf Coast.
This dislocation in prices incentivizes producers to find additional modes of transportation to reach other markets where they might achieve better pricing and attracts refiners that seek access to a cheaper feedstock. In this environment, strategically-located rail terminals, such as the Partnership’s Hardisty, Casper and Stroud terminals, deliver critical takeaway capacity and can preserve substantial value for Western Canadian crude oil.
Production from the oil sands in Western Canada is projected to continue to grow, and the expected timing of proposed export pipeline additions remains uncertain. As such, forward curves in the market currently reflect a discount for WCS relative to West Texas Intermediate of approximately $20 for the next several years. Combined, these dynamics create opportunities for market participants to utilize rail transportation to capture incremental value over that period.

Recent Developments

Customer activity at the Hardisty origination terminal has increased substantially over the last several months. Current market demand for the services provided at the Hardisty terminal exceeds the available capacity, as substantially all of the terminal’s capacity was previously contracted for by customers under multi-year agreements through mid-2019 or mid-2020. As such, the Partnership’s sponsor is evaluating a potential expansion to meet near-term demand. The Partnership is also actively negotiating with current customers to extend the terms of the existing take-or-pay agreements.

The Stroud terminal successfully commenced operations on October 1, 2017, after the planned retrofit work necessary to handle heavier grades of crude oil was completed on time and under the Partnership’s initial budget. Concurrent with the acquisition of the Stroud terminal in June of 2017, the Partnership entered into a new multi-year, take-or-pay terminalling services agreement with an investment grade rated, multi-national energy company (the “Stroud customer”) for the use of approximately 50% of the Stroud terminal’s available capacity through June 30, 2020. Per the original agreement, the contracted take-or-pay volumes with the Stroud customer increased to 30,000 barrels per day on January 1, 2018, up from 20,000 barrels per day during the fourth quarter of 2017.

The Partnership’s sponsor is currently negotiating with potential customers for both the remaining capacity at the Stroud terminal, as well as potential expansion capacity. These initiatives could grow the Partnership’s existing comprehensive origin-to-destination solution from Hardisty to the Stroud terminal near the Cushing storage hub and represent potential drop down acquisition opportunities for the Partnership.

During the first quarter of 2018, the Partnership used recently-available tank capacity at the Casper terminal to support spot shipments for a large international oil and gas company, as well as for a local producer’s heavy sour crude oil production. The Partnership is actively pursuing term agreements with these spot customers for ongoing use of the Casper terminal. Additionally, the Partnership is exploring the potential to establish rail-to-pipeline capabilities at the Casper terminal, similar to the current activity at the Stroud terminal.

Fourth Quarter 2017 Operational and Financial Results

Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminal service agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment grade rated.

The Partnership’s results during the fourth quarter of 2017 relative to the same quarter in 2016 were primarily influenced by the conclusion of customer contracts at the Casper and San Antonio terminals, as well as revenues and costs associated with the commencement of operations at the Stroud terminal. The Partnership also incurred additional operating costs to support a substantial increase in customer activity at its Hardisty terminal during the quarter.

The Partnership utilizes derivative contracts to mitigate the exposure to fluctuations in the value of the Canadian dollar relative to the U.S. dollar on the Partnership’s results of operations. These derivative contracts secured an exchange rate of 0.78 U.S. dollars per Canadian dollar in 2017 versus 0.84 U.S. dollars per

Canadian dollar in 2016, which resulted in a cash outflow of $0.2 million upon settlement in the fourth quarter of 2017 versus a cash inflow of $0.8 million in the same quarter of the prior year.

During the fourth quarter of 2016, the Partnership benefitted from the receipt of a tax refund totaling $1.3 million, whereas the Partnership did not receive a refund nor pay cash taxes during the fourth quarter of 2017. Partially offsetting the items previously discussed, the Partnership recorded a lower provision for income and withholding taxes of approximately $0.2 million in the fourth quarter of 2017 versus $1.1 million in the same quarter of the previous year.

As a result, Net Cash Provided by Operating Activities decreased by 41%, while Adjusted EBITDA and Distributable Cash Flow decreased by 26% and 39%, respectively, relative to the fourth quarter of 2016. Net income for the quarter decreased by 44% as compared to the fourth quarter of 2016.

As of December 31, 2017, the Partnership had total available liquidity of $205.9 million, including $7.9 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $198.0 million on its $400.0 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until October 2019.

On February 1, 2018, the Partnership declared a quarterly cash distribution of $0.35 per unit ($1.40 per unit on an annualized basis), which represents growth of 1.4% relative to the third quarter of 2017 and 6.1% relative to the fourth quarter of 2016. The distribution was paid on February 16, 2018, to unitholders of record as of February 12, 2018.

Fourth Quarter 2017 Conference Call Information

The Partnership will host a conference call and webcast regarding fourth quarter 2017 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, March 9, 2018.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 6682828. Participants are advised to dial in at least five minutes prior to the call.

An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 6682828. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.

About USD Partners LP

USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s network of crude oil terminals facilitates the transportation of heavy crude oil from Western

Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.

Non-GAAP Financial Measures

The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, changes in restricted cash, interest, income taxes, foreign currency transaction gains and losses, adjustments related to deferred revenue associated with minimum monthly commitment fees and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash being retained for use in enhancing the Partnership’s existing businesses; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity or performance presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect cash from operations and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.

Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com
or
Ashley Means Zavala
Senior Director, Finance & Investor Relations
(281) 291-3965
azavala@usdg.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership’s Sponsor to develop additional projects and expansion opportunities and whether those projects and opportunities would be made available for acquisition, or acquired, by the Partnership; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2017 and 2016
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Revenues
Terminalling services	$19,875	$23,454	$87,210	$93,014
Terminalling services — related party	5,218	1,791	14,192	6,933
Railroad incentives	(3)	15	22	76
Fleet leases	211	644	2,140	2,577
Fleet leases — related party	1,607	889	4,401	3,560
Fleet services	449	471	1,854	1,084
Fleet services — related party	(124)	279	652	1,926
Freight and other reimbursables	380	1,011	863	1,955
Freight and other reimbursables — related party	1	—	2	—
Total revenues	27,614	28,554	111,336	111,125
Operating costs
Subcontracted rail services	2,805	2,004	8,953	8,077
Pipeline fees	6,267	5,255	23,420	20,799
Fleet leases	1,816	1,569	6,539	6,174
Freight and other reimbursables	381	1,011	865	1,955
Operating and maintenance	1,183	562	3,233	2,962
Selling, general and administrative	2,316	2,187	9,214	9,658
Selling, general and administrative — related party	1,562	1,399	5,867	5,768
Depreciation and amortization	6,968	8,367	22,132	23,092
Total operating costs	23,298	22,354	80,223	78,485
Operating income	4,316	6,200	31,113	32,640
Interest expense	2,417	2,559	9,925	9,847
Loss (gain) associated with derivative instruments	(342)	(781)	937	140
Foreign currency transaction loss (gain)	71	(630)	(456)	(750)
Other income, net	(268)	(10)	(308)	(10)
Income before provision for income taxes	2,438	5,062	21,015	23,413
Provision for (benefit from) income taxes	235	1,106	(1,192)	(759)
Net income	$2,203	$3,956	$22,207	$24,172

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Year Ended December 31, 2017 and 2016
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)

Cash flows from operating activities:
Net income	$2,203	$3,956	$22,207	$24,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,968	8,367	22,132	23,092
Loss (gain) associated with derivative instruments	(342)	(781)	937	140
Settlement of derivative contracts	(196)	759	46	2,399
Unit based compensation expense	1,181	1,250	4,143	4,074
Other	(121)	259	629	907
Changes in operating assets and liabilities:
Accounts receivable	(11)	(89)	256	79
Accounts receivable — related party	(2)	1,683	(226)	1,750
Prepaid expenses and other assets	2,837	3,067	4,656	30
Other assets — related party	(253)	—	(253)	—
Accounts payable and accrued expenses	(613)	(520)	377	(1,897)
Accounts payable and accrued expenses — related party	63	(1,487)	20	(20)
Deferred revenue and other liabilities	(903)	(430)	(7,636)	1,854
Deferred revenue — related party	(535)	(67)	531	(2,850)
Change in restricted cash	(779)	10	(94)	(654)
Net cash provided by operating activities	9,497	15,977	47,725	53,076
Cash flows from investing activities:
Additions of property and equipment	(872)	(3)	(27,580)	(474)
Proceeds from settlement of purchase price	—	381	—	381
Net cash provided by (used in) investing activities	(872)	378	(27,580)	(93)
Cash flows from financing activities:
Distributions	(9,543)	(7,722)	(35,075)	(29,665)
Vested phantom units used for payment of participant taxes	(1)	—	(1,073)	(77)
Net proceeds from issuance of common units	—	—	33,700	—
Proceeds from long-term debt	6,000	5,000	50,000	20,000
Repayments of long-term debt	(5,000)	(10,725)	(71,342)	(41,556)
Net cash used in financing activities	(8,544)	(13,447)	(23,790)	(51,298)
Effect of exchange rates on cash	(38)	(1,039)	(186)	(480)
Net change in cash and cash equivalents	43	1,869	(3,831)	1,205
Cash and cash equivalents – beginning of period	7,831	9,836	11,705	10,500
Cash and cash equivalents – end of period	$7,874	$11,705	$7,874	$11,705

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2017	2016
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$7,874	$11,705
Restricted cash	5,914	5,433
Accounts receivable, net	4,137	4,321
Accounts receivable — related party	410	219
Prepaid expenses	8,957	10,325
Other current assets	226	2,562
Other current assets — related party	79	—
Total current assets	27,597	34,565
Property and equipment, net	146,573	125,702
Intangible assets, net	99,312	111,919
Goodwill	33,589	33,589
Other non-current assets	145	192
Other non-current assets — related party	174	—
Total assets	$307,390	$305,967

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,670	$2,221
Accounts payable and accrued expenses — related party	244	214
Deferred revenue, current portion	22,011	26,928
Deferred revenue, current portion — related party	5,115	4,292
Other current liabilities	2,339	3,513
Total current liabilities	32,379	37,168
Long-term debt, net	200,627	220,894
Deferred revenue, net of current portion	—	264
Deferred income tax liability, net	614	823
Other current liabilities	475	—
Total liabilities	234,095	259,149
Commitments and contingencies
Partners’ capital
Common units	131,169	122,802
Class A units	1,356	1,811
Subordinated units	(60,820)	(76,749)
General partner units	(50)	111
Accumulated other comprehensive income (loss)	1,640	(1,157)
Total partners’ capital	73,295	46,818
Total liabilities and partners’ capital	$307,390	$305,967

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Year Ended December 31, 2017 and 2016
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)

Net cash provided by operating activities	$9,497	$15,977	$47,725	$53,076
Add (deduct):
Amortization of deferred financing costs	(215)	(215)	(861)	(861)
Deferred income taxes	336	(44)	250	(46)
Changes in accounts receivable and other assets	(2,571)	(4,661)	(4,433)	(1,859)
Changes in accounts payable and accrued expenses	550	2,007	(397)	1,917
Changes in deferred revenue and other liabilities	1,438	497	7,105	996
Change in restricted cash	779	(10)	94	654
Interest expense, net	2,417	2,549	9,917	9,837
Provision for (benefit from) income taxes	235	1,106	(1,192)	(759)
Foreign currency transaction loss (gain) (1)	71	(630)	(456)	(750)
Non-cash lease items (2)	341	—	341	—
Deferred revenue associated with minimum monthly commitment fees (3)	(386)	255	(1,717)	1,485
Adjusted EBITDA	12,492	16,831	56,376	63,690
Add (deduct):
Cash received (paid) for income taxes (4)	—	1,315	1,250	(845)
Cash paid for interest	(2,652)	(2,164)	(9,754)	(8,722)
Maintenance capital expenditures	(74)	7	(546)	(238)
Distributable cash flow	$9,766	$15,989	$47,326	$53,885

(1)	Represents foreign exchange transaction gains and losses associated with activities between our U.S. and Canadian subsidiaries.
(2)	Represents non-cash lease revenues and expenses associated with the recognition of our lease contracts.
(3)
Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the Partnership's customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) revenue recognized in the current period that was previously deferred; and (c) expense recognized for previously prepaid Gibson pipeline fees, which correspond with the revenue recognized that was previously deferred.

(4)
Includes amounts we received as a refund of approximately $2.6 million (representing C$3.4 million) received in 2017 for our 2016 foreign income taxes and $3.7 million (representing C$4.9 million) in 2016 and $0.7 million (representing C$0.9 million) received in 2017 for our 2015 foreign income taxes.